Exhibit 99.1

CytoSorbents Announces Lease of New Global Headquarters in Princeton, New Jersey

MONMOUTH JUNCTION, N.J., March 29, 2021 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announces the lease of its new global headquarters in Princeton, NJ. On March, 26, 2021, the company entered into a new agreement with National Business Parks to lease approximately 48,500 square feet located at 305 College Road East at Princeton Forrestal Village in Princeton, New Jersey. The mixed-use facility is expected to accommodate all U.S. administrative, clinical, commercialization, manufacturing, and research and development activities. The 15-year lease is expected to commence on June 1, 2021, subject to certain conditions.

Mr. Vincent Capponi, MS, President and Chief Operating Officer of CytoSorbents stated, “We are incredibly pleased to work with National Business Parks to lease the facility at 305 College Road East, which has a solid existing infrastructure to meet our unique operational needs. With other modifications that will be made to the space, we will be able to consolidate all of our operations in one building and allow the launch of new product lines. The changes we are planning will also allow us to increase our CytoSorb production from our current $80 million annual capacity to approximately $300 to $400 million annually to support our future growth while allowing us to achieve further economies of scale.”

Mr. Capponi continued, “As we bring our new manufacturing facility online next year, we plan to continue utilizing our existing Deer Park manufacturing facility in Monmouth Junction, NJ, exiting in a staged fashion between now and December 31, 2022, in close cooperation with our landlord, Princeton Corporate Plaza. As we move forward to our next stage of growth, we want to thank Kent Management of Princeton Corporate Plaza for their wonderful support and innovative solutions to meet our growing design and space needs over the past many years. We would not be where we are today without them.”

According to Vincent Marano, Chief Operating Officer of National Business Parks, “We look forward to welcoming CytoSorbents to our 305 College Road East property early this summer. We are excited to work closely with CytoSorbents to customize the space to be the perfect combination of laboratory, device assembly, and administrative offices. We could not be more pleased that CytoSorbents has chosen our research and development community at College Park to fit its current needs, as well as to provide for its future growth.”

About College Park at Princeton Forrestal Center

College Park at Princeton Forrestal Center, located just off the Route 1 corridor in Princeton, New Jersey boasts some of the best class-A office, laboratory, biotechnology, and research and development office space in the area. Managed by National Business Parks, Inc., College Park at Princeton Forrestal Center is one of the area’s most award-winning office complexes. For more information on College Park please visit their website at http//www.nationalbusinesspks.com or call 609-452-1300.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 67 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used in more than 121,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma), and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $38 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including ECOS-300CY™, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ™, K+ontrol™, DrugSorb™, ContrastSorb, and others.   For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact: Amy Vogel Investor Relations (732) 398-5394 avogel@cytosorbents.com

Public Relations Contact: Eric Kim Rubenstein Public Relations 212-805-3052 ekim@rubensteinpr.com